UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CSS Industries, Inc.

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CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2007 Annual Meeting of Stockholders of CSS Industries, Inc. will be held at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania, on Thursday, August 2, 2007, at 9:30 a.m. local time.

At our Annual Meeting, we will ask you to:

1. Elect a board of seven directors; and

2. Transact any other business that may properly be presented at the Annual Meeting.

If you were a stockholder of record at the close of business on June 4, 2007, you may vote at the Annual Meeting.

By order of the board of directors,

MICHAEL A. SANTIVASCI
Secretary

Philadelphia, Pennsylvania
June 19, 2007

We hope that you will attend the Annual Meeting. Whether or not you plan to attend the meeting, we encourage you to complete, sign and return the enclosed proxy card in the envelope provided.

ELECTION OF DIRECTORS
OWNERSHIP OF CSS COMMON STOCK
SECURITIES AUTHORIZED FOR ISSUANCE UNDER CSS’ EQUITY COMPENSATION PLANS
CORPORATE GOVERNANCE
RELATED PARTY TRANSACTIONS
OUR EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
HUMAN RESOURCES COMMITTEE REPORT
EXECUTIVE COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION — FISCAL 2007
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS

CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

PROXY STATEMENT
2007 Annual Meeting of Stockholders

WHY YOU RECEIVED THIS PROXY STATEMENT

You received this proxy statement because the board of directors of CSS Industries, Inc. (“CSS”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders (“Meeting”) to be held at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania on Thursday, August 2, 2007 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote in one of two ways: (i) in person, by attending the Meeting and casting your vote, or (ii) by proxy, by completing, signing and returning the enclosed proxy card. Beginning on June 19, 2007, we are sending this Proxy Statement and the accompanying form of Proxy to stockholders of record at the close of business on June 4, 2007.

WHO CAN VOTE

Stockholders of record at the close of business on June 4, 2007 may vote at the Meeting. On the record date, 10,892,055 shares of CSS common stock, par value $0.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION

We are paying for this solicitation of proxies. In addition to this mailing, proxies may be solicited by telephone by officers, directors or employees of CSS and its affiliated companies, who will not receive payment specifically for these services. We reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of shares of CSS common stock.

HOW TO BE PART OF AN EFFECTIVE VOTE

In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Based on the number of shares of CSS common stock outstanding on the record date, the holders of 5,446,028 shares of CSS common stock are required to be present in person or represented by proxy in order to have a quorum at the Meeting. Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven nominees receiving the most votes will be elected as directors. Approval of any other matter to be voted on at the Meeting requires the affirmative vote of the holders of a majority of the shares present either in person or represented by proxy.

Abstentions may not be specified for the election of directors. An abstention on any other matters to be voted on at the Meeting will have the same effect as a vote against, while a “broker non-vote” will not be counted on such matters. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

You may vote at the Meeting by attending in person and submitting a ballot or by properly completing and submitting the enclosed proxy card. The shares represented by each properly completed proxy card will be voted at the Meeting in accordance with each stockholder’s choices. If you do not indicate on the proxy card how you wish to have your shares voted, the shares will be voted as recommended by the CSS board of directors (the “Board”). If any additional matters are properly presented at the Meeting, the proxy holders will vote in their discretion. This authority is given to the proxy holders in the enclosed form of Proxy.

HOW YOU MAY REVOKE YOUR PROXY

You may revoke your proxy at any time before the vote is taken at the Meeting by filing with the Secretary of CSS a written revocation or another form of proxy bearing a date later than the date of the proxy that you submitted previously. You also may revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not file a written revocation, submit a later-dated proxy or vote in person.

Your vote is important. We therefore encourage you to complete, sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

ELECTION OF DIRECTORS

Our Board currently has seven members. Directors who are elected will hold office until the 2008 Annual Meeting of Stockholders and until the election and qualification of their respective successors. The Board, upon the recommendation of its Nominating and Governance Committee, has nominated for election as directors the persons whose names are listed below, all of whom are presently directors of CSS. The Board believes all of these persons will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the Board, or the Board may decide to reduce the number of directors, in each instance after consideration of the recommendation of its Nominating and Governance Committee.

Set forth below is information about the nominees for election to our Board.

Scott A. Beaumont	Mr. Beaumont, 53, has been Chairman and Chief Executive Officer of Sugartown Worldwide, Inc., of which he is a Co-founder, since 1993. Sugartown Worldwide, Inc. is a designer, marketer and distributor of apparel, accessories and home fashions under the Lilly Pulitzer® trademark. He has served as one of our directors since February 2005.

James H. Bromley	Mr. Bromley, 68, as President and owner of Bromley Consulting Services, Inc., has been an independent consultant since 1996. From September 1996 to December 1997, he served as Chairman of our former Direct Mail Business Products Group and Vice Chairman of Rapidforms, Inc., formerly a subsidiary of CSS. He has served as one of our directors since 1989.

Jack Farber	Mr. Farber, 74, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

Leonard E. Grossman	Mr. Grossman, 72, has been a private investor since 1989. Mr. Grossman has served as one of our directors since 1982.

James E. Ksansnak	Mr. Ksansnak, 67, has been Chairman of the Board and a Director of Tasty Baking Company, a baker of snack cakes, pies and related products, since May 2003. He served as Vice Chairman of ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel, from May 1997 to February 2001 and currently serves on its board of directors. Mr. Ksansnak has served as one of our directors since 1988.

Rebecca C. Matthias	Ms. Matthias, 54, has been President and a director of Mothers Work, Inc., a designer and retailer of maternity apparel, since 1982, and she began serving as its Chief Creative Officer in May 2007. She served as Chief Operating Officer of Mothers Work, Inc. from January 1993 until May 2007. Ms. Matthias has served as one of our directors since 2003.

Christopher J. Munyan	Mr. Munyan, 42, has been our President and Chief Executive Officer since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From November 1999 until October 2005, Mr. Munyan served as President of Berwick Offray LLC (“Berwick Offray”), a subsidiary of CSS. From 1993 to November 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President-Finance and Administration. Mr. Munyan has served as one of our directors since April 2006.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE NOMINEES LISTED ABOVE.

OWNERSHIP OF CSS COMMON STOCK

The following table lists all persons who we know to beneficially own at least five percent of our common stock as of June 4, 2007, unless otherwise noted. The table also shows, as of that date, the beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table under “Executive Compensation” below and all directors and executive officers as a group.

	Number
	of Shares		Percent
	Beneficially		of
Beneficial Owner	Owned(1)		Class(2)

Dimensional Fund Advisors LP	897,388	(3)	8.24%
Royce & Associates, LLC	976,762	(4)	8.97%
T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc.	1,451,500	(5)	13.33%
Ellen B. Kurtzman	1,914,426	(6)	17.58%
Scott A. Beaumont	1,500	(7)	*
James H. Bromley	186,238	(8)	1.71%
David J. M. Erskine	19,153	(9)	*
Jack Farber	312,044	(10)	2.86%
Leonard E. Grossman	134,345	(11)	1.23%
William G. Kiesling	43,401	(12)	*
James E. Ksansnak	67,834	(13)	*
Rebecca C. Matthias	10,000	(14)	*
Christopher J. Munyan	115,172	(15)	1.06%
Clifford E. Pietrafitta	153,552	(16)	1.41%
Scott M. Shea	58,715	(17)	*
All directors and executive officers of CSS as a group (eleven (11) persons, including the individuals named above)	1,000,248	(18)	9.18%

*	Ownership is less than 1 percent of the class.

(1)	“Beneficial ownership” is determined in accordance with United States Securities and Exchange Commission (“SEC”) regulations. Therefore, the table lists all shares as to which a person listed has or shares voting power or investment power. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 4, 2007 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage beneficial ownership of any other person. Unless otherwise indicated, each person has the sole power to vote, and sole investment power over, the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 10,892,055 shares of CSS common stock outstanding at June 4, 2007.

(3)	This information is as of December 31, 2006 and is derived from Schedule 13G filed with the SEC on February 9, 2007. Dimensional Fund Advisors LP (“Dimensional”) is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional has disclosed that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and investment power over the shares shown in the table. Dimensional expressly disclaims that it is the beneficial owner of such shares other than for purposes of Section 13(d) of the Securities Exchange Act of 1934.

(4)	This information is as of March 31, 2007 and is derived from Form 13F filed with the SEC on May 9, 2007. Royce & Associates, LLC (“Royce”) is located at 1414 Avenue of the Americas, New York, NY 10019. Royce

disclosed in a Schedule 13G filed with the SEC on January 18, 2007 that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(5)	This information is as of March 31, 2007 and is derived from Form 13F filed with the SEC on May 14, 2007 by T. Rowe Price Associates, Inc. (“Price Associates”) and supplemental information provided by Price Associates. Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”) are located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates has advised us that these shares are owned by various individual and institutional investors, including Price Fund, for which Price Associates serves as investment adviser with power to direct investments and/or power to vote the shares. Price Associates has further advised us that it has sole voting power over 472,800 of the shares listed in the table, Price Fund has sole voting power over 943,400 of such shares, another mutual fund affiliated with Price Associates has sole voting power over 800 of such shares and an institutional investor has sole voting power over the remaining 34,500 shares. Price Associates expressly disclaims that it is, in fact, the beneficial owner of the shares shown in the table.

(6)	Ms. Kurtzman, Mr. Farber’s daughter, has a business address at 1105 North Market Street, Wilmington, DE 19801. She owns 83,667 shares directly. In addition, the shares shown in the table include the following: 465,151 shares held by a trust for the benefit of her father, Jack Farber, for which Ms. Kurtzman is the sole trustee; 351,042 shares held by a trust for the benefit of Mrs. Kurtzman’s mother, Vivian Farber, for which Ms. Kurtzman is the sole trustee; 43,475 shares held by trusts for the benefit of two of Ms. Kurtzman’s children, for which Ms. Kurtzman serves as co-trustee with her mother, with whom Ms. Kurtzman shares voting and investment power as to these shares (which also are included in the number of shares shown in the table as beneficially owned by Mr. Farber); 22,982 shares held by a trust for the benefit of Ms. Kurtzman’s son, for which Ms. Kurtzman serves as co-trustee with her brother, with whom Ms. Kurtzman shares voting and investment power as to these shares; 750,000 shares held by Delv, L.P. (the “Delv Partnership”); 66,732 shares held by Oliver Ernest LP (“OELP”); and 131,377 shares held by the Farber Family Foundation, Inc., a charitable foundation, the members, officers and directors of which are Ms. Kurtzman, her mother, her father and her brother. Ms. Kurtzman, has sole voting and investment power over the shares owned by the Delv Partnership in her capacity as the sole director, President, Treasurer and Secretary of Delv, Inc. (“Delv General Partner”), the general partner of the Delv Partnership. One-half of the outstanding common stock of the General Partner is owned by each of two trusts, for which Ms. Kurtzman serves as the sole trustee. Ms. Kurtzman has sole voting and investment power over the shares owned by the Farber Family Foundation, Inc. As a matter of policy, the Farber Family Foundation, Inc. will not vote the shares of common stock that it owns. With regard to the shares held by OELP, Ms. Kurtzman has voting and investment power over these shares in her capacity as manager of a limited liability company that serves as the general partner of OELP. Ms. Kurtzman disclaims beneficial ownership of all shares held by the Farber Family Foundation, Inc., the Delv Partnership, OELP and the aforementioned trusts to the extent that she does not have a pecuniary interest in them.

(7)	The shares shown in the table consist of options to purchase 1,500 shares of common stock.

(8)	The shares shown in the table include options to purchase 39,000 shares of common stock.

(9)	This information is as of May 17, 2007, and it reflects information provided to CSS by Mr. Erskine.

(10)	Mr. Farber owns 176,510 shares directly. In addition, among the shares beneficially owned by Mr. Farber are 60,383 shares of common stock owned by a trust for the benefit of Mr. Farber’s son, for which Mr. Farber serves as co-trustee with his son; 43,475 shares owned by trusts for the benefit of two of Mr. Farber’s grandchildren, for which Mr. Farber’s wife serves as co-trustee with his daughter, Ellen B. Kurtzman, with whom Mrs. Farber shares voting and investment power as to these shares (which are also included in the number of shares shown in the table as beneficially owned by Ms. Kurtzman); and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Munyan and Pietrafitta are the members and, together with Mr. Kiesling, the directors. Not included in the number of shares beneficially owned by Mr. Farber are 131,377 shares held by the Farber Family Foundation, Inc., a charitable foundation for which the members, directors and officers are Mr. Farber, his wife, his daughter and his son. Mr. Farber’s daughter, Ellen B. Kurtzman, has sole voting and investment power over these shares. As a matter of policy, the Farber Foundation and the Farber Family Foundation, Inc. will not vote the shares of common stock that they own.

Mr. Farber disclaims beneficial ownership of all shares owned directly or beneficially by the Farber Foundation, the Farber Family Foundation, Inc. and the trusts for the benefit of his family members.

(11)	The shares shown in the table include options to purchase 45,000 shares of common stock.

(12)	The shares shown in the table include options to purchase 11,725 shares of common stock. The shares shown in the table also include 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Kiesling, Munyan and Pietrafitta are the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Kiesling disclaims beneficial ownership of the shares owned by the Farber Foundation.

(13)	The shares shown in the table include 22,834 shares owned by a trust for the benefit of Mr. Ksansnak and options to purchase 9,000 shares of common stock.

(14)	The shares shown in the table include 1,000 shares owned jointly by Ms. Matthias and her spouse and options to purchase 9,000 shares of common stock.

(15)	The shares shown in the table include options to purchase 58,875 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Munyan and Pietrafitta are the members and, together with Mr. Kiesling, the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Munyan disclaims beneficial ownership of the shares held by the Farber Foundation.

(16)	The shares shown in the table include options to purchase 95,026 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Munyan and Pietrafitta are the members and, together with Mr. Kiesling, the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Pietrafitta disclaims beneficial ownership of the shares held by the Farber Foundation.

(17)	The shares shown in the table include options to purchase a total of 44,635 shares of common stock.

(18)	The shares shown in the table include options to purchase a total of 319,236 shares of common stock and do not include the shares beneficially owned by Mr. Erskine.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER CSS’ EQUITY COMPENSATION PLANS

The following table provides information as of March 31, 2007 about CSS’ 1994 Equity Compensation Plan (the “1994 Stock Plan”), 1995 Stock Option Plan for Non-Employee Directors (the “1995 Stock Plan”), 2000 Stock Option Plan for Non-Employee Directors (“2000 Stock Plan”), 2004 Equity Compensation Plan (“2004 Stock Plan”) and 2006 Stock Option Plan for Non-Employee Directors (“2006 Stock Plan”), which are CSS’ only equity compensation plans under which stock options are currently outstanding. Each of these plans was previously approved by the stockholders of CSS.

Equity Compensation Plan Information

	Number of		Number of Securities
	Securities	Weighted-	Remaining Available
	to be Issued	Average	for
	Upon	Exercise Price	Future Issuance
	Exercise of	of	Under Equity
	Outstanding	Outstanding	Compensation
Plan Category	Options	Options	Plans

Equity compensation plans approved by security holders	1,508,110	$26.94	1,530,175
Equity compensation plans not approved by security holders	—	—	—

Total	1,508,110	$26.94	1,530,175

CORPORATE GOVERNANCE

Board Meetings; Director Attendance at Annual Meeting of Stockholders

The Board held 11 meetings during our past fiscal year. The Board does not have a formal policy concerning attendance by members of the Board at our Annual Meeting of Stockholders but encourages all directors to attend. All of the members of the Board attended our 2006 Annual Meeting of Stockholders.

Board Committees; Committee Membership; Committee Meetings

CSS has an Audit Committee, a Human Resources Committee, a Nominating and Governance Committee, an Executive Committee and two committees with the same membership that administer the 1995 Stock Plan and the 2000 Stock Plan, respectively. The Human Resources Committee performs the functions typically performed by a compensation committee. The following table shows the current committee membership and the number of meetings that each committee held during the fiscal year ended March 31, 2007. The notes to the table identify the committee membership changes that occurred during the 2007 fiscal year.

			Nominating &		1995 Stock Plan and
Director	Audit	Human Resources	Governance	Executive	2000 Stock Plan
Name(1)	Committee	Committee	Committee	Committee	Committees(2)

Scott A. Beaumont			X
James H. Bromley	X	X	X *	X
Jack Farber				X *	X
Leonard E. Grossman	X *			X
James E. Ksansnak	X	X *
Rebecca C. Matthias		X	X
Christopher J. Munyan					X
Number of Meetings in 2007 Fiscal Year	5	6	2	1	0

“*”	denotes Committee Chairman.

(1)	Mr. Munyan became a director on April 19, 2006. On that date the size of the Board was increased from seven directors to eight. David J. M. Erskine served as a director until his retirement on June 30, 2006, at which time the size of the Board was reduced from eight directors to seven.

(2)	Mr. Munyan became a member of 1995 Stock Plan and 2000 Stock Plan Committees upon his election as a director on April 19, 2006. David J. M. Erskine served as a member of these Committees until his retirement on June 30, 2006, at which time the 1995 Stock Plan and 2000 Stock Plan Committees were reduced in size from three members to two.

Audit Committee

The Audit Committee oversees the integrity of CSS’ financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in CSS’ filings with the United States Securities and Exchange Commission (“SEC”); oversees CSS’ compliance with legal and regulatory requirements; oversees the organizational structure of, and the activities and qualifications of the persons performing, CSS’ internal audit function; and meets separately with the independent auditors and CSS’ own internal auditors as often as deemed necessary or appropriate by the Audit Committee. The Audit Committee also oversees CSS’ internal controls and periodically discusses with management CSS’ major risk exposures and steps that management has taken to monitor and control such exposures.

You may contact CSS’ Audit Committee to report complaints about CSS’ accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc.,

1845 Walnut Street, Suite 800, Philadelphia, PA 19103. You can report your concerns to the Audit Committee anonymously or confidentially.

The Board has determined that Messrs. Bromley, Grossman and Ksansnak each meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations.

The annual audit services engagement terms are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. The services can be pre-approved by the Audit Committee or by any member or members of the Audit Committee, provided that no member has authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $50,000 for such service and no two members have authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $100,000 for such service. Any approval by one or two members is reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.

In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Audit Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on CSS’ outside auditor’s independence.

The Audit Committee has a Charter. It may be reviewed on the CSS website at www.cssindustries.com/investors, and it is available in print to any stockholder who requests it. This and all of the other references in this proxy statement to our website are intended to be inactive textual references only.

Human Resources Committee

The Human Resources Committee has responsibility and authority to review, modify and approve CSS’ corporate goals and objectives relevant to compensation of the Chief Executive Officer and other CSS executive officers; review, modify and approve the structure of the CSS’ executive compensation; evaluate the compensation (and performance relative to compensation) of the Chief Executive Officer; determine the amounts and individual elements of total compensation for the Chief Executive Officer; evaluate (in conjunction with the Chief Executive Officer) and approve the compensation (and performance relative to compensation) of all other CSS executive officers and those employees of CSS and its subsidiaries having an annual base salary in excess of a threshold amount determined by the Committee ($175,000 for fiscal 2007 and until April 17, 2007, $200,000 subsequent to April 17, 2007) and approve the individual elements of total compensation for such employees.

In addition, the Human Resources Committee has responsibility and authority to evaluate CSS’ compensation policies for officers and senior management; evaluate and make recommendations to the Board with respect to the terms and administration of CSS’ annual and long-term incentive compensation plans and equity-based plans; evaluate and approve significant changes to CSS’ employee benefit programs; approve revisions to the Company’s executive salary range structure and salary increase guidelines; make grants under and administer the 2004 Stock Plan; and administer grants previously made under the 1994 Stock Plan.

With regard to executive compensation decision-making, the Human Resources Committee meets during April, the first month of CSS’ fiscal year, to consider the prior fiscal year’s performance of CSS’ executive officers, including the Chief Executive Officer, and other senior members of the management of CSS and its subsidiaries; determine (preliminarily, subject to completion of the annual audit of CSS’ financial statements by CSS’ independent registered public accounting firm) the extent to which incentive compensation has been earned with regard to the prior fiscal year; determine annual base salaries, incentive compensation performance objectives and available award levels for the ensuing fiscal year.

In advance of the April meeting, the Chief Executive Officer provides the Human Resources Committee with written materials containing compensation and performance-related information and recommendations, including recommendations as to the amount and form of compensation for executive officers other than the Chief Executive Officer. These materials are prepared by the Chief Executive Officer with the aid of other CSS executive officers and legal and human resources department staff.

Prior to January 2007, the Human Resources Committee approved most stock option grants during its meeting in April each year. Commencing in January 2007, the Human Resources Committee adopted a new practice of granting stock options effective on the third trading day after the public release of CSS’ financial results for the preceding quarter. Accordingly, annual grants under CSS’ equity compensation plans for the 2008 fiscal year were approved by the Human Resources Committee in May 2007.

In addition to providing information and recommendations to the Human Resources Committee, certain CSS executive officers participate in meetings of the Human Resource Committee and confer with the compensation consultants retained by the Human Resources Committee. Executive officers do not participate, and are not present, during portions of meetings when the Human Resources Committee considers their individual performance and approves their compensation.

Prior to setting executive compensation for the 2007 fiscal year, the Human Resources Committee directly engaged Mercer Human Resource Consulting, Inc. (“Mercer”) to provide a competitive assessment of CSS’ compensation levels for certain of CSS’ executive officers with respect to base salaries, annual incentives and long-term incentives. Mercer’s responsibilities included the development of a peer group of comparable public companies, analysis of their proxy statement compensation data, analysis of compensation information from a general industry group, preparation of a written report and presentation of Mercer’s findings and recommendations at a Human Resources Committee meeting. Mercer’s findings and recommendations were considered by the Human Resources Committee in making executive compensation decisions.

The Human Resources Committee has a Charter. It may be viewed on the CSS website at www.cssindustries.com/investors, and it is available in print to any stockholder who requests it.

Human Resources Committee Interlocks and Insider Participation

As indicated above, the Human Resources Committee performs the functions typically performed by a compensation committee, and the members of the Human Resources Committee are James E. Ksansnak, James H. Bromley and Rebecca C. Matthias. Mr. Bromley previously served as an executive officer of CSS. He ceased to be a CSS executive officer in December 1997. No member of the Human Resources Committee served as an officer or employee of CSS or any of its subsidiaries during the fiscal year ended March 31, 2007 or had any relationship requiring disclosure under SEC regulations.

Procedures and Processes with Regard to Director Compensation

The Board has authority and responsibility for fixing the nature and amount of all compensation paid to the members of the Board. The Board reviews and sets the amount of fees paid to non-employee directors on an annual basis. Any changes that the Board approves with respect to fees paid to non-employee directors become effective on the date of the Board’s annual organizational meeting, typically held in August.

In recent years, both CSS’ executive officers and the Human Resources Committee have presented information, data and recommendations to the Board with respect to the form and amount of director compensation. Additionally, the Human Resources Committee retained the services of Mercer to analyze competitive market practices for director compensation based on the same group of peer companies developed by Mercer in connection with its report to the Human Resources Committee regarding executive compensation. Mercer presented its findings to the Human Resources Committee, which in turn reported the substance of Mercer’s findings to the Board. In approving the changes to the fees paid to non-employee directors that became effective in August 2006 and in approving the 2006 Stock Plan, under which equity compensation is provided to non-employee directors of CSS, the Board considered Mercer’s findings and the recommendations of the Human Resources Committee and the recommendations of Mr. Farber.

The 2006 Stock Plan became effective upon approval by CSS’ stockholders at the 2006 Annual Meeting of Stockholders of CSS. The Board has administration authority over the 2006 Stock Plan, but it does not have general authority under the 2006 Stock Plan with respect to the eligibility or selection of directors to receive option grants, the frequency of such grants, the number of shares subject to option grants, the exercisability or termination of such options or the exercise price of such options, all of which are mandated by the specific provisions of the 2006 Stock Plan. See “Director Compensation — Fiscal 2007” below for further information on the 2006 Stock Plan.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and its Committees.

The Nominating and Governance Committee has a Charter. It may be reviewed on the CSS website at www.cssindustries.com/investors, and it is available in print to any stockholder who requests it.

Executive Committee

The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.

1995 Stock Plan and 2000 Stock Plan Committees

The members of the Stock Option Committee under both the 1995 Stock Plan and the 2000 Stock Plan are determined pursuant to provisions of these plans specifying that such plans shall be administered by a Committee of the Board consisting of directors who are not eligible to participate in the plans. The 1995 Stock Plan Committee and the 2000 Stock Plan Committee administer the 1995 Stock Plan and the 2000 Stock Plan, respectively. Although both of these plans have expired and no new grants may be issued under these Plans, stock options previously issued under these plans are currently outstanding. Both the 1995 Stock Plan and the 2000 Stock Plan provided for automatic, formula-based stock option grants to non-employee directors, which grants are not subject to adjustment by the members of the aforementioned Stock Option Committees. Grants under the 1995 Stock Plan were made from 1996 until 2000. Grants under the 2000 Stock Plan were made from 2001 until 2005.

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of the CSS website. Also available on the Investors page are other corporate governance documents, including our Code of Ethics and Internal Disclosure Procedures for our employees, Code of Business Conduct and Ethics for our Directors, the Charter of the Audit Committee, the Charter of the Nominating and Governance Committee and the Charter of the Human Resources Committee. You may access these documents on our website at www.cssindustries.com/investors. Each of the documents mentioned in this paragraph is also available in print to any stockholder who requests it.

Board Independence

The Board has affirmatively determined that each of Scott A. Beaumont, James H. Bromley, Leonard E. Grossman, James E. Ksansnak and Rebecca C. Matthias has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.

The Board has further determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee is independent within the meaning of the NYSE rules.

To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:

(i) A director will not be independent if: (1)(A) the director is a current partner or employee of CSS’ internal or external auditor, or (B) an immediate family member of the director is either (x) a current partner of such a firm or (y) a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (C) within the preceding three years the director or an immediate family member of the director was a partner or employee of CSS’ present or former external auditor and personally worked on CSS’ audit within that time; or (2) currently, or within the preceding three years: (A) the director is or was employed by CSS; (B) an immediate family member of the director is or was employed by CSS as an executive officer; (C) the director, or an immediate family member of the director is or was employed as an executive officer of another entity, as to which any of CSS’ executive officers at the same time served on the compensation committee of such other entity; (D) the director, or an immediate family member of the director received, during any twelve month period, more than $100,000 in direct compensation from CSS, other than director related fees; or (E) the director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the director is or was employed by an entity, that made payments to, or received payments from, CSS for property or services in an amount which in any of CSS’ fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.

(ii) Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of two percent of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.

All independent directors satisfied these categorical standards. These categorical standards are set forth in our Corporate Governance Principles, which are available on our website at www.cssindustries.com/investors.

Executive Sessions of Non-Management Directors

James H. Bromley, in his capacity as Chair of the Nominating and Governance Committee, presides at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board.

Communications with the Board

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Mr. Bromley c/o CSS Industries, Inc. at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. Mr. Bromley will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as he deems appropriate.

Consideration of Director Candidates

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of CSS’ stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than three other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee will consider the attributes set forth above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees. Under our By-Laws, a director is not eligible to stand for re-election or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which the director reaches or has reached his or her seventy-fifth birthday.

Stockholders can recommend candidates for nomination by writing to Mr. Bromley, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. In order to enable consideration of the candidate in connection with our 2008 Annual Meeting of Stockholders, a stockholder must submit the following information by February 20, 2008: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of CSS common stock that the recommending stockholder owns and the length of time the shares have been owned. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. The manner in which the Nominating and Governance Committee evaluates the potential directors will be the same for candidates recommended by stockholders as for candidates recommended by others. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee.

Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board)

CSS has a Code of Ethics and Internal Disclosure Procedures (“Employee Code”) applicable to all employees, including officers, which contains specific provisions relating to the Chief Executive Officer and senior financial employees of CSS. The Employee Code is available on the Investors page of the CSS website at www.cssindustries.com/investors and is available in print to any stockholder who requests it. Among other things, the Employee Code is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by CSS with the SEC and in other public communications made by CSS; and to promote compliance with applicable governmental laws, rules and regulations. The Employee Code provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics (“Director Code”) applicable to the Board. The Director Code is available on the Investors page of the CSS website at www.cssindustries.com/investors and is available in print to any stockholder who requests it. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Employee Code and our Director Code by making disclosures concerning such matters available on the Investors page of our website.

RELATED PARTY TRANSACTIONS

Our Employee Code and our Director Code reflect our general policy that conflicts of interest are to be avoided by directors, officers and employees of CSS and its subsidiaries. Furthermore, our codes of conduct are intended to ensure that transactions that may involve a conflict of interest are identified, reviewed and approved. Under our Director Code, directors are required to avoid conflicts of interest, including conflicts that may arise indirectly from activities of their immediate family members, and to report to the Chair of the Nominating and Governance Committee any situation that involves or may reasonably be expected to involve a conflict of interest.

Under our Employee Code, employees of CSS and its subsidiaries, including our executive officers, are expected at all times, as part of a general obligation to observe honest and ethical behavior in the performance of their job responsibilities, to avoid conflicts of interest, including conflicts that may arise due to activities of family members. Under our Employee Code, employees are expected to engage in dialog with their supervisors to bolster awareness of situations that may give rise to ethical questions, including those relating to conflicts of interest. Our Employee Code also provides that employees are expected to report suspected violations of the Employee Code to our legal department for investigation. Our Chief Executive Officer, Chief Financial Officer, controller and other persons performing similar functions are required under our Employee Code to disclose to our General Counsel any material transaction or relationship that reasonably could be expected to give rise to a violation of the Employee Code, including actual or apparent conflicts of interest.

To the extent that any material transaction that may give rise to a conflict of interest is brought to the attention of the Chair of the Nominating and Governance Committee or our General Counsel, as contemplated by our codes of conduct, those individuals generally would be expected to present such transaction to our Board for review, approval or ratification. Our Board has not adopted any particular standards applicable to its consideration of such matters.

On an annual basis, our employees, including our executive officers, are required to certify in writing that they are in compliance with the Employee Code, or, if not in compliance with it, to identify any instances of non-compliance. Additionally, our executive officers and directors, on an annual basis, are required to report to us, in response to director and officer questionnaires, any related party transactions that may give rise to a disclosure obligation in our proxy statement under Item 404(a) of SEC Regulation S-K. Since the beginning of our 2007 fiscal year, we did not have any transactions required to be reported under Item 404(a) of SEC Regulation S-K.

OUR EXECUTIVE OFFICERS

Our executive officers are elected or designated annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal. Our current executive officers are listed below:

Robert Collins	Mr. Collins, 51, has been President of our Paper Magic Group, Inc. (‘‘Paper Magic”) subsidiary since November 2006. From August 2003 to November 2006, he served as Vice President — Manufacturing of Paper Magic. From September 2000 to March 2003, he served as President, Worldwide Metal Ceilings Group, International Building Products Division of Armstrong World Industries, Inc., a manufacturer of floors, ceilings and cabinets.

Jack Farber	Mr. Farber, 74, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

William G. Kiesling	Mr. Kiesling, 44, has been our Vice President — Legal and Human Resources and General Counsel since August 2006. He served as our Vice President and General Counsel from August 2005 until August 2006. From February 1995 to July 2005, Mr. Kiesling served in various legal capacities, including Vice President and Associate General Counsel, with ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel.

Christopher J. Munyan	Mr. Munyan, 42, has been our President and Chief Executive Officer since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From November 1999 until October 2005, Mr. Munyan served as President of Berwick Offray, a subsidiary of CSS. From 1993 to November 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President-Finance and Administration. Mr. Munyan has served as one of our directors since April 2006.

Clifford E. Pietrafitta	Mr. Pietrafitta, 45, has been our Vice President-Finance since November 1995 and has been our Chief Financial Officer since January 1999. From 1991 to January 1999, he was our Treasurer.

Scott M. Shea	Mr. Shea, 48, has been President of our Berwick Offray subsidiary since October 2005 and President of our Cleo Inc (‘‘Cleo”) subsidiary since November 2006. From January 2001 until October 2005, he served as Senior Vice President — Manufacturing and Distribution of Berwick Offray. From May 1994 to January 2001, he served Berwick Offray in various capacities, including Vice President-Manufacturing and Distribution.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers.”

Fiscal 2007 Compensation

Compensation Objectives

The compensation paid or awarded to our named executive officers for the fiscal year ended March 31, 2007 (sometimes referred to below as “fiscal 2007”) was designed to meet the following objectives:

•	Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of our company or subsidiaries, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of fiscal 2007 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed

Salary	Competitive Compensation
Annual Incentive Compensation	Performance Incentives
Competitive Compensation
Stock Options	Stockholder Incentives
Competitive Compensation
Retention Incentives

Use of Comparative Data

In making executive compensation determinations, the Human Resources Committee has not traditionally benchmarked executive compensation against comparable compensation of a peer group or general industry group. However, from time to time, the Committee has referenced published compensation surveys, which it has used as a reference point to support compensatory determinations.

During the fiscal year ended March 31, 2006, the Human Resources Committee retained Mercer to conduct a review of our executive compensation and provide recommendations regarding changes in our compensation practices. During the fiscal year ended March 31, 2007, the Human Resources Committee retained Mercer to update Mercer’s review provided in the prior fiscal year with respect to our named executive officers (including

Mr. Munyan), and to provide recommendations regarding management’s proposed compensation adjustments for named executive officers other than Mr. Munyan (for whom management did not make recommendations regarding compensation adjustments).

In connection with its review, Mercer provided data that the Human Resources Committee used to support determinations with respect to salary. Mercer’s analysis was based on market survey data as well as the practices of a peer group of companies selected by Mercer including American Greetings Corporation; Blyth, Inc.; Enesco Group, Inc.; Jakks Pacific, Inc.; Lenox Group Inc.; Nashua Corporation; Paxar Corporation; Playtex Products, Inc.; Russ Berrie and Company, Inc.; and Yankee Candle Company. The market survey data was used to compare compensation for each of our executive officers to compensation paid to executives having similar responsibilities. The peer group data compared executives based on their pay rank; in other words, it compared our highest paid executive to the highest paid executives in the peer group companies, our second highest paid executive to the second highest paid executives in the peer group companies, etc. For the purposes of its analysis, Mercer utilized the 50th percentile of the companies in the survey market data and in the peer group as a market reference point. Mercer advised us that it considers compensation that is within 15 percent of the market reference point to be within the competitive range, and concluded that salaries for our named executive officers were within the competitive range indicated by the survey data, although some salaries fell below the competitive range with regard to the peer group companies.

Following its review during the fiscal year ended March 31, 2006, Mercer recommended that we consider changing our methodology for granting stock options. Specifically, it recommended that, in determining the number of shares to be subject to option grants, we should no longer divide the dollar amount designated for an executive’s long-term incentive by the exercise price per share underlying the option. Mercer recommended that we consider utilizing a commonly used option pricing model, such as the Black-Scholes option pricing model, and divide the dollar amount designated for an executive’s long-term incentive by the value per option share. Although the Human Resources Committee determined not to make any adjustments to our methodology for granting stock options for the fiscal year ended March 31, 2007, it also determined that it may consider making changes to this methodology in the future.

Salaries

Salaries for our executives were determined based on each executive’s position and responsibility. As noted above, the Human Resources Committee referenced the analysis provided by Mercer to support salary levels. However, other factors, including an executive’s experience and our historical compensation practices, affected our determination of salary levels.

For the fiscal year ended March 31, 2007, salary increases initially approved by the Human Resources Committee for the named executive officers other than Messrs. Munyan, Farber and Erskine ranged from 6 percent to 10 percent. We did not increase Mr. Farber’s salary based on his recommendation, and we did not increase Mr. Erskine’s salary because he was scheduled to retire on June 30, 2006. We did not increase Mr. Munyan’s salary because his salary previously was subject to adjustments initially determined in October 2005, when he became our Chief Operating Officer. At that time, his salary was set at $325,000, with a provision for a $25,000 per annum increase if and when we determined to expand his job responsibilities to include management of our Cleo subsidiary. This occurred in February 2006. Moreover, at the time the Human Resources Committee was considering salary increases for fiscal 2007, it contemplated that Mr. Munyan’s salary would increase upon his assumption of duties as our Chief Executive Officer. We increased Mr. Munyan’s salary from $350,000 to $450,000 upon his promotion to Chief Executive Officer on July 1, 2006. In determining the amount of the increase, we referenced the $468,000 annual salary then being paid to Mr. Munyan’s predecessor.

In addition, the salaries of Messrs. Kiesling and Shea were adjusted during the course of fiscal 2007 based on their assumption of additional responsibilities. In the case of Mr. Kiesling, we increased his salary by approximately 10 percent, from $242,000 to $266,200, effective as of August 2, 2006, when Mr. Kiesling assumed responsibilities for human resources and licensing, in addition to his duties as principal legal officer. We referenced both Mercer survey data, which indicated that his salary would be between the 50th and 75th percentile for principal legal officers, and surveys published by Watson Wyatt indicating that median salaries for principal legal officers of comparably sized entities (determined by number of full-time equivalent employees) were $265,500 generally and $343,000 for the Middle Atlantic region. In the case of Mr. Shea, we increased his salary by approximately 10 percent, from $249,100 to $272,400, on November 29, 2006. On that date, Mr. Shea became President of Cleo and, as a result, he assumed responsibility for the combined operations of our Cleo and Berwick Offray subsidiaries. In determining to provide the salary increase to Mr. Shea, we referenced compensation data compiled by Watson Wyatt for presidents of manufacturing operations with annual sales between $100 million and $450 million. Mr. Shea’s adjusted salary approximated the median of salaries indicated in the data.

Annual Incentive Compensation

We provide annual incentive compensation opportunities under our Management Incentive Programs. We design annual incentive compensation to make a meaningful amount of an executive’s target total cash compensation, which is the sum of an executive’s salary and target annual incentive compensation, dependent on the achievement of performance objectives. We set target award levels for our executive officers based on a percentage of their respective salaries. For the fiscal year ended March 31, 2007, the applicable percentages were as follows:

Percentage of Salary Payable
Name	at Target Award Level

Christopher J. Munyan	100%
Clifford E. Pietrafitta	100%
William G. Kiesling	80%
Scott Shea	80%

Mr. Erskine, who ceased serving as our Chief Executive Officer on June 30, 2006, and Mr. Farber did not participate in our Management Incentive Programs for the fiscal year ended March 31, 2007. The Human Resources Committee determined not to include Mr. Farber in the Management Incentive Programs based on Mr. Farber’s recommendation.

For named executive officers other than subsidiary presidents, the payment of any award under our Management Incentive Programs was contingent upon our earnings per share (“EPS”) equalling or exceeding a minimum level established by the Human Resources Committee. For the fiscal year ended March 31, 2007, the minimum EPS level was $2.28 per share. If the minimum EPS level was met, then the total award available generally would be based on the extent to which EPS exceeded the minimum level. At the minimum level, 33 percent of the target award opportunity was available. If target EPS of $2.65 per share were reached, the available award would equal 100 percent of the target award opportunity. If EPS exceeded target levels, the total available award would be increased further. There was no maximum payout limit in the fiscal year ended March 31, 2007. The Human Resources Committee has determined to limit the maximum award opportunity under the Management Incentive Program for the fiscal year ending March 31, 2008 to 200 percent of the target award opportunity.

If the minimum EPS level was achieved, one half of the available award automatically would be payable to the executive officer, contingent upon that executive officer being employed by us at the time that awards under the Management Incentive Programs are paid. The remaining amount of the available award would be paid based on the executive officer’s achievement with respect to individual performance goals approved by the Human Resources Committee. An amount in excess of the remaining amount of the available award could be paid if an executive officer’s performance exceeded his individual performance goals and the Human Resources Committee determined to make an additional payment.

For subsidiary presidents, a part of the incentive award was contingent upon our reaching the minimum EPS level, while the other part was contingent upon achievement by the subsidiary president’s operating group of a minimum level of net operating income (“NOI”). As is the case with the EPS award, the NOI portion of the award is adjusted based on the amount by which the minimum NOI level is exceeded. If both EPS and NOI target levels were achieved, 72.5 percent of the available award would be attributable to NOI and 27.5 percent would be attributable to EPS.

If the minimum levels of EPS and NOI were reached, all of the available award attributable to EPS and 50 percent of the available award attributable to NOI automatically would be payable to the subsidiary president, contingent upon that subsidiary president being employed by us at the time that annual awards under the Management Incentive Programs are paid. The remaining amount of the available award would be paid based on the subsidiary president’s achievement with respect to individual performance goals approved by the Human Resources Committee. As is the case with the other executive officers, a greater amount could be paid based on achievement that exceeds the individual goals.

We selected EPS as a principal measure of performance because we believe it is the fundamental “bottom line” indicator of the ability of our executives to enhance return for our stockholders. In calculating EPS for purposes of the Management Incentive Programs for fiscal 2007, we excluded charges related to the restructuring plan to combine the operations of our Cleo and Berwick Offray subsidiaries because we do not believe that these charges appropriately reflect management performance. We selected NOI as a performance measure for our subsidiary presidents because it provides a reliable overall measure of the performance of the operations under the supervision of the subsidiary president.

At the time we set the target levels for EPS and NOI, we believed they were achievable. Nevertheless, a strong performance would be required to achieve these levels, and we believed actual achievement of the minimum and target levels for both EPS and NOI was substantially uncertain.

For fiscal 2007, our EPS (as adjusted to exclude costs related to the combination of the operations of Cleo and Berwick Offray) was at a level that provided an available award equal to 56.5 percent of target for the named executive officers employed by CSS and for the EPS portion of the subsidiary president’s available award. The NOI portion of Mr. Shea’s available award was based on Berwick Offray’s performance, which equalled 60.5 percent of target. We did not utilize Cleo’s performance to determine the NOI portion of Mr. Shea’s available award because Cleo had already completed most of its sales and shipments for the 2007 fiscal year at the time that Mr. Shea assumed responsibility for Cleo. Beginning in the fiscal year ending March 31, 2008, we will utilize consolidated NOI for the BOC Design Group, the operating group formed by the combination of the operations of Berwick Offray and Cleo, to determine the NOI portion of the available award for Mr. Shea and all other employees participating in the BOC Design Group’s Management Incentive Program.

In addition, as noted above, a portion of the available incentive award was based on the achievement of individual goals. Mr. Munyan’s goals were tailored to his responsibilities as our Chief Executive Officer, and related to several company-wide organic growth and cost reduction initiatives as well as the combination of the operations of our Cleo and Berwick Offray subsidiaries. Goals for each other executive were tailored to the particular responsibilities of the executive, including objectives relating to our financial and legal functions, respectively, for Mr. Pietrafitta and Mr. Kiesling, and items such as specified inventory reduction and development of a specified cost reduction program for Mr. Shea.

Based on our EPS, the NOI of our subsidiary operations and achievement of individual performance goals, our payments to the named executive officers were as follows:

		Actual Award as
		Percentage of
	Actual	Target
	Award	Award Opportunity
Name	($)	(%)

Christopher J. Munyan	285,997	63.6
Clifford E. Pietrafitta	146,420	57.6
Scott M. Shea	131,316	63.8
William G. Kiesling	122,432	59.3

Although these awards were made under our annual Management Incentive Programs, a portion of each award may not qualify under applicable SEC regulations for inclusion in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Although it may be permissible to report a portion of each award in the “Non-Equity Incentive Plan Compensation” column and the remaining amount in the “Bonus” column, we believe that it would be more appropriate to report the entire amount of each award in one column. Therefore, we have shown the entire amount of each award in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentives — Stock Options

We utilize options to purchase our common stock as our principal form of long-term compensation. Our stock options:

•	have a five-year term (or a ten-year term in the case of options granted prior to April 2004),

•	vest as to one-quarter of the underlying shares on each of the first four anniversaries of the date of grant, and

•	have an exercise price equal to the last sales price reported by the New York Stock Exchange on the day preceding the date of grant.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is entirely dependent on the increase in the market price of our common stock following the date of grant.

In April 2006, we granted stock options to each of our named executive officers, based on the multiples of annual salary in effect at that time for our named executive officers, as indicated in the following table:

	Percent of	Amount Available for
Name	Salary	Option Grants

Christopher J. Munyan	150%	$525,000
Clifford E. Pietrafitta	150%	$346,500
Scott M. Shea	150%	$352,500
William G. Kiesling	100%	$220,000

For named executive officers other than Mr. Shea and Mr. Munyan, we divided the dollar amount available for option grants to each named executive officer by $32 per share, which was approximately equal to the trading price of CSS common stock at the beginning of April 2006, to determine the number of stock options granted to the executive officer, subject to rounding to the nearest 100 shares. On the last trading day prior to the date on which these options were granted, the closing price per share of our Common Stock, as reported on the New York Stock Exchange, was $30.73. If we had used $30.73 per share to calculate the number of options granted, the number of shares underlying each option would have been greater than the number of shares determined using $32 per share as the divisor for our calculation.

In the case of Mr. Shea, we reduced the number of shares underlying his option grant because we had granted options to purchase 8,000 shares of our Common Stock to him in October 2005 in connection with his promotion to the position of President of Berwick Offray. In the case of Mr. Munyan, we reduced the number of shares underlying his option grant because we had granted options to purchase 15,000 shares of our Common Stock to him in October 2005 in connection with his appointment as Chief Operating Officer of CSS, and because it was contemplated that an additional option grant would be made to Mr. Munyan in connection with his then-forthcoming assumption of responsibilities as our President and Chief Executive Officer.

We granted additional options to purchase 100,000 shares of our common stock to Mr. Munyan on May 12, 2006, the date on which Mr. Munyan entered into a letter agreement with us pertaining to his becoming our President and Chief Executive Officer.

The number of shares underlying stock options granted to the named executive officers are set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table. The amount shown in “Option Awards” column of the Summary Compensation Table reflects the dollar amount of stock option compensation expense recognized for financial statement purposes. Therefore, it includes amounts with respect to only a portion of the stock options granted during the fiscal year ended March 31, 2007, while also including amounts from earlier option grants. See the footnotes to the Summary Compensation Table for further information.

Personal Benefits

We provide to our named executive officers limited personal benefits that we believe are appropriate as part of a competitive compensation package. These benefits include personal use of a company-owned or leased automobile and, for Philadelphia-based executives, parking fees. In addition, each executive employed by CSS participates in our medical expense reimbursement program, which provides reimbursement of up to $5,000 per year for out-of-pocket medical expenses and prescription drug costs not covered by insurance. We also pay for supplemental life insurance policies that provide a death benefit of $500,000 for each of Messrs. Munyan and Pietrafitta and, beginning in the fiscal year ending March 31, 2008, Mr. Kiesling. Additionally, we pay premiums for long-term disability policies for Mr. Pietrafitta that would provide benefits of up to $15,000 per month in the event of his disability. Finally, Messrs. Farber and Munyan are provided membership in business clubs. The incremental cost to us of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Stock Option Grant Practices

In recent years, the Human Resources Committee approved most option grants annually during its first meeting following the end of our fiscal year. Other option grants have occurred in connection with new hires, promotions or other compensation adjustments. Stock option grants have never been timed to occur prior to or in conjunction with press releases or other public announcements.

In order to establish a more structured stock option grant process, the Human Resources Committee instituted, in January 2007, a practice of granting stock options on a quarterly basis, so that the grants would be effective on the third trading day after the public release of our financial results for the preceding quarter. We selected this timing to correspond to the quarterly termination of trading restrictions under our Personal Securities Transaction guidelines. Under these guidelines, we impose a quarterly “blackout,” during which our executives and other specified persons may not trade in our securities. The blackout period begins two weeks prior to the end of each quarter and continues for two trading days after we publicly release financial results for the quarter.

Equity Ownership Policy

Under our equity ownership policy, if an executive officer exercises a stock option, the executive officer must hold the shares of our common stock received upon exercise for at least one year unless the value of the executive’s other holdings of our common stock on the last trading day prior to the date of sale exceeds a specified multiple of the executive’s salary, as indicated in the following table:

Name	Multiple

Christopher J. Munyan	2.0	x
Clifford E. Pietrafitta	1.5	x
Scott M. Shea	1.0	x
William G. Kiesling	1.5	x

Exceptions from the policy are available for sales in an amount equal to 30 percent of the gain realized for tax purposes upon the exercise of a non-qualified stock option. This exception is designed to provide funds that enable the executive to pay federal and state income taxes on the gain. In addition, the Human Resources Committee may grant an executive’s request to sell shares within the one year period following exercise on a showing of hardship or if a decline in our stock prices reduce the value of an executive’s stockholdings below the minimum level required under the policy. No such requests have been made by any of our named executive officers.

If an executive sells shares of our common stock in violation of the policy, the executive may not receive any additional stock options or other equity compensation for a period of two years from the date of sale. Each of our named executive officers has been in compliance with the policy since its inception in June 2003 or, if later, the commencement of the executive’s employment with us.

Ongoing And Post-Employment Compensation

We have plans and agreements that address compensation for our named executive officers that accrue value as the executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements are designed to be part of a competitive compensation package.

Severance Pay Plan For Senior Management And Other Severance Arrangements

In October 2006, our Human Resources Committee adopted our Severance Pay Plan for Senior Management (the “SPP”). The purpose of the SPP is to alleviate some of the financial hardship that eligible employees may experience when their employment is terminated. In addition, the SPP was designed to provide consistent, uniform severance practices that would be used for eligible participants throughout our organization. The SPP applies to all of our executive officers other than those who are subject to individual severance arrangements that provide benefits in excess of benefits provided under the SPP. The SPP contains default provisions (described below) that are applicable unless the Human Resources Committee exercises discretionary authority to override these provisions of the SPP, including provisions regarding eligibility to receive payments and medical benefits under the SPP and the amount of those payments and benefits.

The SPP generally provides for benefits and other payments if an executive’s employment is terminated for any reason other than cause, death, disability, voluntary resignation, retirement, or the executive’s refusal to accept our offer of a “comparable job,” as defined in the SPP. The SPP provides for payment of an amount equal to the executive’s salary, and provision of medical insurance coverage (less normal employee premium deductions) for a specified period of time, payable over that period of time, based on years of service. The maximum benefit under the SPP is a payment of one year’s salary and a provision of medical insurance coverage (less normal employee premium deductions) for one year. Because the SPP is designed, in essence, to provide supplemental employment benefits, it does not provide additional benefits upon a change of control.

As noted above, the SPP does not apply to executives who have individual severance arrangements in excess of benefits provided under the SPP. This exclusion applies to Messrs. Munyan and Kiesling; however, Mr. Kiesling’s benefit following termination without cause is similar to the maximum benefit under the SPP. Mr. Munyan’s benefit would provide, if he is terminated without cause, salary benefits for the greater of a period of one year or until July 1, 2009, although any payment in excess of one year would be reduced by any compensation he receives for his services after one year following his termination. In addition, we agreed to provide limited outplacement services to Mr. Munyan. All of the termination payments described above are contingent upon our receipt of a release of claims from the executive.

We also entered into a severance arrangement with Mr. Erskine in April 2006 that provides benefits similar to those in our SPP, except that medical insurance benefits were paid over a period of six months.

For further information, see the discussion of the SPP and the Severance Agreements under “Potential Payments Upon Termination or Change of Control” beginning on page 27.

Cleo 401(k) Profit Sharing Plan

The Cleo 401(k) Profit Sharing Plan is a tax-qualified defined contribution plan available to salaried employees of CSS, Berwick Offray and Cleo, each of which is a participating employer in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code and plan limitations, up to a maximum of 15 percent of his or her cash compensation on a pre-tax basis. We provide a matching contribution equal to 50 percent of the first 4 percent of the cash compensation that an employee contributes in any year, except that with respect to highly compensated employees (as defined in the plan) our matching contribution is limited to 50 percent of the first 2 percent of the cash compensation that a highly compensated employee contributes in any year. In addition, the plan provides a profit-sharing feature under which each participating employer may make a discretionary annual contribution, in an amount determined by each employer’s board of directors, for allocation among the accounts of eligible participants in accordance with applicable provisions of the plan.

With respect to the 2006 calendar year (the plan operates on a calendar year basis), we made a profit sharing contribution of 3 percent of each participant’s eligible compensation to the extent not exceeding the taxable wage base for the Social Security Administration’s Old Age, Survivors and Disability Insurance (“OASDI”) ($97,500 for 2007 and $94,200 for 2006) and 6 percent of each participant’s eligible compensation to the extent in excess of the OASDI taxable wage base but not exceeding the maximum amount that may form the basis for such a contribution under the Internal Revenue Code ($225,000 for 2007 and $220,000 for 2006). Matching and profit sharing contributions for the account of a participant vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Amounts credited to an employee’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed the aforementioned limits under the Internal Revenue Code.

Non-Qualified Supplemental Executive Retirement Plans (“SERPs”)

CSS and its subsidiaries maintain non-qualified defined contribution plans designed to provide profit sharing benefits to executives with respect to compensation that cannot be taken into account under tax qualified plans, including the Cleo 401(k) Profit Sharing Plan, because the compensation exceeds limits under the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” Under the SERPs, each year we credit to the account of an executive an amount equal to the percentage profit sharing payment made for the year under the Cleo 401(k) Profit Sharing Plan multiplied by the executive’s excess compensation. In addition, the Human Resources Committee has the discretion to credit an amount to a participant’s account under the CSS SERP based on such percentage of the participant’s excess compensation as the Human Resource Committee determines. Participants become vested in their SERP account in the same manner as participants in the Cleo 401(k) Profit Sharing Plan become vested in our matching and profit sharing contributions, as described above. A participant can choose to have our contributions allocated to one or more notional investments. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, in the notional investments.

See “Non-Qualified Defined Compensation — Fiscal 2007” beginning on page 26 and “Non-Qualified Supplemental Executive Retirement Plan” beginning on page 30 for additional information.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid officers, unless certain conditions are met. Our 2004 Stock Plan was designed to preserve, to the extent otherwise available, the deductibility under Section 162(m) of income realized on the exercise of stock options. Bonuses under our Management Incentive Programs do not qualify for deductibility under Section 162(m), meaning that a bonus paid to a named executive officer would not be deductible for tax purposes to the extent that the bonus amount, plus salary and all other compensation that is not deductible for purposes of Section 162(m), exceeds $1 million in a given year. While we believe that all compensation paid to our executives during the fiscal year ended March 31, 2007 was deductible, it is possible that some portion of compensation paid in future years will be non-deductible. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of CSS to do so.

Role of Executive Officers In Determining Executive
Compensation For Named Executive Officers

In connection with compensation for the fiscal year ended March 31, 2007, Mr. Erskine and, subsequently, Mr. Munyan, aided by our legal and human resources departments, provided information and recommendations to the Human Resources Committee to assist it in determining compensation levels. Mr. Erskine and Mr. Munyan did not make recommendations as to their own respective compensation. While the Human Resources Committee utilized this information, and valued Mr. Erskine’s and Mr. Munyan’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Human Resources Committee.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based upon its review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis that precedes this report be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE
James E. Ksansnak, Chairman
James H. Bromley
Rebecca C. Matthias

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal 2007

The following table provides information about the compensation of our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the fiscal year ended March 31, 2007.

					Change in
					Pension
					Value and
					Non-qualified
					Deferred
				Option	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Earnings(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Christopher J. Munyan	2007	425,000	285,977	281,324	11,393	169,179	1,172,837
President and Chief Executive Officer
David J. M. Erskine	2007	117,000	0	6,451	5,983	491,634	621,068
Former President and Chief Executive Officer
Jack Farber	2007	400,000	0	0	35,392	33,229	468,621
Chairman of the Board
Clifford E. Pietrafitta	2007	254,100	146,420	68,451	13,215	39,987	522,173
Vice President — Finance and Chief Financial Officer
Scott M. Shea	2007	257,403	131,316	85,082	6,650	22,748	503,199
President of Berwick Offray and Cleo
William G. Kiesling	2007	258,133	122,432	70,358	0	16,744	467,667
Vice President — Legal and Human Resources and General Counsel

(1)	The amount in the “Bonus” column reflects an award under our Management Incentive Program for fiscal 2007. See “Compensation Discussion and Analysis — Fiscal 2007 Compensation — Annual Incentive Compensation” for information regarding the determination to report the entire amount of each award in this column.

(2)	The amount in the “Option Awards” column is equal to the dollar amount of stock option compensation cost recognized for financial statement purposes under Statement of Financial Accounting Standards (“SFAS”) No. 123R, after adjusting, in accordance with SEC regulations, to disregard the estimate of forfeitures related to service-based vesting conditions. Accordingly, the amount in this column reflects stock option expense associated with stock options granted in fiscal 2007 and those granted in prior fiscal years. Assumptions used to determine the amount of stock option expense recognized under SFAS No. 123R are set forth in Note 5 to CSS’ consolidated financial statements included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2007. For information regarding the number of shares subject to fiscal 2007 stock option grants, other features of those grants and the grant date fair value of those grants, see “Grants of Plan-Based Awards — Fiscal 2007”. During fiscal 2007, options held by Mr. Erskine to purchase 44,038 shares of CSS common stock were forfeited. Of this amount, options to purchase 29,388 shares were forfeited automatically because they were unexercisable as of Mr. Erskine’s last day of employment with CSS, and the remaining options were forfeited because they were not exercised prior to expiration.

(3)	Reflects all fiscal year 2007 aggregate earnings on SERP account balances. See “Non-Qualified Defined Compensation — Fiscal 2007” below for further information.

(4)	The amounts in the “All Other Compensation” column include the following: Mr. Munyan — relocation reimbursements ($85,819), tax gross-ups on relocation reimbursements ($43,000), profit sharing contributions ($10,374), SERP contributions ($10,094), life insurance premiums, business club dues and parking fees; Mr. Erskine — severance payments paid and accrued ($468,000) and post-employment medical insurance premiums ($21,291); Mr. Farber — SERP contributions ($10,800), profit sharing contributions ($10,374) and business club dues; Mr. Pietrafitta — profit sharing contributions ($10,374), SERP contributions, life and disability insurance premiums and parking fees; Mr. Shea — profit sharing contributions ($10,374) and SERP contributions; Mr. Kiesling — profit sharing contributions and parking fees. Additionally, the amounts listed in the table include, with respect to each named executive officer, matching contributions under our tax-qualified 401(k) and profit sharing plans, personal usage of a company automobile, and, as to each named executive officer other than Mr. Shea, reimbursements of medical and prescription costs not covered by insurance. None of the individual items listed above without quantification involved an aggregate incremental cost to CSS and its subsidiaries of $10,000 or more for any person.

Employment Agreements

Christopher J. Munyan.  On May 12, 2006, CSS entered into an employment agreement with Mr. Munyan that provides for: (i) a three-year term of employment as President and Chief Executive Officer of CSS, commencing on July 1, 2006; (ii) a base salary of $450,000 per annum effective July 1, 2006, with consideration for an increase in such base salary in connection with an annual performance review; (iii) a stock option grant to acquire 100,000 shares of CSS common stock, subject to the provisions of CSS’ 2004 Equity Compensation Plan, which grant was made on May 12, 2006; (iv) participation in CSS’ annual incentive compensation program with a target bonus opportunity of 100% of Mr. Munyan’s base salary for the fiscal year ending March 31, 2007; (v) reimbursement of expenses incurred by Mr. Munyan in relocating his principal residence to the Philadelphia, Pennsylvania area, in accordance with CSS’ Relocation Policy; and (vi) termination effective on July 1, 2006 of an earlier employment agreement dated October 25, 2005 between CSS and Mr. Munyan, which earlier agreement had been entered into in connection with Mr. Munyan’s appointment to his previous position as Executive Vice President and Chief Operating Officer of CSS. Effective April 1, 2007, Mr. Munyan’s base salary was set at $480,000 per annum, and his target bonus opportunity under CSS’ Management Incentive Program for the fiscal year ending March 31, 2008 was set at 100% of his current annual base salary.

William G. Kiesling.  On July 11, 2005, CSS and Mr. Kiesling entered into an employment agreement in connection with the commencement of Mr. Kiesling’s employment with CSS. The employment agreement provides for (i) consideration for an increase in his annual base salary in connection with an annual performance review; (ii) participation in CSS’ annual incentive compensation program; (iii) a stock option grant for Mr. Kiesling to acquire 20,000 shares of CSS common stock, which grant was made on July 28, 2005; (iv) a one-time sign-on bonus in the amount of $25,000, which was paid at the time that Mr. Kiesling commenced his employment with CSS; and (v) a CSS-owned or leased automobile to be made available for Mr. Kiesling’s use. Effective April 1, 2007,

Mr. Kiesling’s base salary was set at $279,500 per annum, and his target bonus opportunity under CSS’ incentive compensation program for the fiscal year ending March 31, 2008 was set at 80% of his current annual base salary.

Grants of Plan-Based Awards — Fiscal 2007

The following table provides information regarding plan-based awards granted in fiscal 2007 to the executive officers named in the Summary Compensation Table.

			All Other			Grant
			Option Awards:		Closing	Date Fair
			Number of		Market	Value of
		Approval	Securities	Exercise or Base	Price on	Stock and
		Date (if Different	Underlying	Price of	Date of	Option
	Grant	than Grant	Options	Option Awards	Grant	Awards(1)
Name	Date	Date)	(#)	($/Sh)	($/Sh)	($)

Christopher J. Munyan	4/19/06	—	10,000	30.73	31.59	78,000
	5/12/06	5/10/06 (2)	100,000	27.60	27.60	707,000
David J. M. Erskine	N/A	N/A	0	N/A	N/A	0
Jack Farber	N/A	N/A	0	N/A	N/A	0
Clifford E. Pietrafitta	4/19/06	—	10,800	30.73	31.59	84,240
Scott M. Shea	4/19/06	—	9,000	30.73	31.59	70,200
William G. Kiesling	4/19/06	—	6,900	30.73	31.59	53,820

(1)	Reflects grant date fair value computed in accordance with SFAS 123R using the assumptions described in Note 5 to CSS’ consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(2)	Reflects the date of the Human Resources Committee’s approval of this stock option grant, which was contingent upon Mr. Munyan’s execution of an employment agreement by May 12, 2006. In approving this grant on May 10, 2006, the Human Resources Committee set the grant date as the date of Mr. Munyan’s execution and delivery of such agreement, which took place on May 12, 2006.

All of the options reflected in the table above were granted under our 2004 Stock Plan. The exercise price for these options was determined based on the fair market value per share of our common stock on the grant date. Under the terms of our 2004 Stock Plan, grant date fair market value is equal to the last reported sale price prior to the date of grant. All of the options reflected in the table above have a five-year term and vest as to twenty-five percent of the underlying shares on each of the first four anniversaries of the grant date.

On May 25, 2007, stock options were granted under the 2004 Stock Plan to the executive officers named in the Summary Compensation Table other than Messrs. Erskine and Farber. The number of shares of CSS common stock underlying grants made to these officers is as follows: Mr. Munyan, 25,000; Mr. Pietrafitta, 14,000; Mr. Shea, 15,000; and Mr. Kiesling, 14,000. The exercise price of these stock options was $35.23, which was the closing price per share for CSS common stock reported on the NYSE on the last trading date preceding the grants.

Outstanding Equity Awards at Fiscal Year End — March 31, 2007

The table below provides information regarding unexercised stock options held by the executive officers named in the Summary Compensation Table as of March 31, 2007.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option	Option
	(#)	(#)	Exercise Price	Expiration
Name	Exercisable	Unexercisable(1)	($)	Date

Christopher J. Munyan	2,328	0	16.70	2/5/2012
	6,597	2,625	23.83	4/24/2013
	5,550	5,550	34.12	4/19/2009
	2,875	8,625	33.20	4/21/2010
	3,750	11,250	35.98	10/25/2010
	0	10,000	30.73	4/19/2011
	0	100,000	27.60	5/12/2011
David J. M. Erskine	0	0	N/A	N/A
Jack Farber	0	0	N/A	N/A
Clifford E. Pietrafitta	7,500	0	18.50	1/26/2008
	11,250	0	19.08	1/25/2009
	17,700	0	14.33	1/25/2010
	21,000	0	14.33	1/22/2011
	14,551	0	16.70	2/5/2012
	6,525	2,175	23.83	4/24/2013
	4,550	4,550	34.12	4/19/2009
	2,400	7,220	33.20	4/21/2010
	0	10,800	30.73	4/19/2011
Scott M. Shea	5,696	0	18.50	1/23/2008
	5,189	0	19.08	1/25/2009
	12,900	0	16.70	2/5/2012
	5,288	1,763	23.83	4/24/2013
	3,800	3,800	34.12	4/19/2009
	1,925	5,775	33.20	4/21/2010
	2,000	6,000	35.98	10/25/2010
	0	9,000	30.73	4/19/2011
William G. Kiesling	5,000	15,000	36.60	7/28/2010
	0	6,900	30.73	4/19/2011

(1)	Options that were unexercisable as of March 31, 2007 with respect to the underlying shares included in this column vest and become exercisable as follows, assuming no termination of employment occurs prior to the vesting dates indicated:

		Percentage of
		Underlying Shares in
Option Expiration Date	Balances Vest in Equal Installments On	Each Installment

April 19, 2009	April 19, 2007 and 2008	50%
April 21, 2010	April 21, 2007, 2008 and 2009	33 1/3%
July 28, 2010	July 28, 2007, 2008 and 2009	33 1/3%
October 25, 2010	October 25, 2007, 2008 and 2009	33 1/3%
April 19, 2011	April 19, 2007, 2008, 2009 and 2010	25%
May 12, 2011	May 12, 2007, 2008, 2009 and 2010	25%
April 24, 2013	April 24, 2007	100%

Option Exercises — Fiscal 2007

The table below provides information regarding exercises of stock options during the fiscal year ended March 31, 2007 by each of the executive officers named in the Summary Compensation Table.

	Option Awards
	Number of
	Shares Acquired	Value Realized on
	on Exercise	Exercise(1)
Name	(#)	($)

Christopher J. Munyan	17,633	282,524
David J. M. Erskine	138,965	1,836,438
Jack Farber	0	0
Clifford E. Pietrafitta	5,625	90,844
Scott M. Shea	5,330	113,636
William G. Kiesling	0	0

(1)	The value realized on exercise is equal to the difference between the market price of the shares acquired upon exercise and option exercise price for the acquired shares.

Non-Qualified Defined Compensation — Fiscal 2007

We have Supplemental Executive Retirement Plans (“SERPs”) that provide benefits for executives to the extent that their compensation cannot be taken into account under our qualified plans because it exceeds limitations on the amount of annual compensation ($225,000 in 2007 and $220,000 in 2006) that may be taken into account under the Internal Revenue Code of 1986, as amended.

Under the SERPs, if we make a profit sharing contribution to our qualified plans for a plan year, all eligible employees in the United States are entitled to have an amount credited for their benefit on our books equal to the product of (x) the percentage used by the relevant participating company’s board to determine that company’s profit sharing plan contribution for such calendar year and (y) the difference between the employee’s total cash compensation for such calendar year and the dollar amount of the compensation limitation described above. In addition, under the CSS SERP, irrespective of whether a profit sharing plan contribution is made to the qualified plan with respect to a calendar year, the Human Resources Committee may approve a discretionary amount that will be credited on our books based on a designated percentage of each eligible employee’s compensation in excess of the applicable limitation.

Participant balances are adjusted by the investment performance of investment benchmarks selected by the participant. Participants may select from one of four notional investments. Listed below are the four available alternatives on which the notional investments are based and the rate of return for each investment alternative for the twelve months ended March 31, 2007:

Vanguard Prime Money Market Investor Shares — 5.11%
Vanguard Total Stock Market Index Investor Shares — 11.10%
Vanguard Life Strategy Growth Fund — 12.31%
Vanguard Life Strategy Moderate Growth Fund — 11.01%

Participants may change their selected investment option once per year, during March.

All amounts payable to any employee for whose benefit amounts have been credited represent an unsecured debt of CSS or the applicable subsidiary of CSS. SERP contributions for the account of a participant and the earnings thereon vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Vested balances under the SERP become payable in a lump sum as soon as administratively practicable following termination of a participant’s employment with CSS and its affiliates.

The table that follows provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a non-tax-qualified basis for the executive officers named in the Summary Compensation Table.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions in	Earnings in	Withdrawals/	at
	in Last FY	Last FY(1)	Last FY	Distributions	Last FYE(2)
Name	($)	($)	($)	($)	($)

Christopher J. Munyan	0	3,007	11,393	0	115,993
David J. M. Erskine	0	0	5,983	289,248	0
Jack Farber	0	3,373	35,392	0	354,371
Clifford E. Pietrafitta	0	164	13,215	0	131,219
Scott M. Shea	0	0	6,650	0	71,693
William G. Kiesling	0	0	0	0	0

(1)	The SERPs operate on a calendar year basis. The amount in the “Registrant Contributions in Last FY” column reflects the amount contributed during fiscal 2007 with respect to the 2006 plan year. Additional contributions with respect to the 2006 plan year were made during the first quarter of fiscal 2008 as follows: Mr. Munyan — $7,087; Mr. Farber — $7,427; Mr. Pietrafitta — $1,536; and Mr. Shea — $2,127. The amounts reflected above, combined with the corresponding amounts in the “Registrant Contributions in Last FY” column of the table above, are included as compensation in the Summary Compensation Table.

(2)	All amounts in the “Aggregate Balance at Last FYE” column were fully vested as of March 31, 2007, and the following portions of such amounts were included as compensation in CSS’ Summary Compensation Table for previous years: Mr. Munyan — $11,706; Mr. Farber — $243,715; Mr. Pietrafitta — $71,461; and Mr. Shea — $7,701.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination or upon a change of control assuming that the relevant event occurred on March 31, 2007 (except as otherwise noted). The information in this section does not include:

•	benefits generally provided to all salaried employees;

•	provisions under CSS’ 1994 Stock Plan and 2004 Stock Plan allowing an option holder to exercise within 90 or 180 days after his or her last day of employment those stock options that were exercisable as of his or her last day of employment, other than in the case of termination for cause or voluntary resignation;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies paid for by CSS for the benefit of our named executive officers.

With respect to insurance policies purchased for the benefit of our named executive officers, premiums paid by CSS for such policies are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

Severance Agreements

David J. M. Erskine.  On April 3, 2006, CSS entered into a separation agreement with Mr. Erskine in connection with the announcement of his retirement as an executive officer, employee and director of CSS effective June 30, 2006, which we refer to below as the “Separation Date”. Under this agreement, CSS is providing severance payments to Mr. Erskine in the aggregate amount of $468,000. Of this amount, $234,000 was paid in a lump sum in January 2007, and the remaining amount is being paid in equal semi-monthly installments which commenced in January 2007 and will end in June 2007. In addition, under the separation agreement, CSS-paid medical insurance benefits were provided to Mr. Erskine from July 2006 until December 2006.

Under the separation agreement, all stock options previously granted to Mr. Erskine prior to the Separation Date that were exercisable as of the Separation Date remained exercisable for periods of 90 days or 180 days after the Separation Date, depending on the plan under which options were granted. In accordance with the separation agreement, those stock options previously granted to Mr. Erskine prior to the Separation Date that were not exercisable as of the Separation Date terminated as of such date. The separation agreement includes non-competition and non-solicitation obligations that are applicable to Mr. Erskine until June 30, 2007.

In order to receive the severance payments and other benefits provided for in the separation agreement, Mr. Erskine was required to, and did, execute and deliver of a release of claims in favor of CSS and its affiliates. Under the separation agreement, all severance payments are subject to, and reduced by, any requisite tax withholdings and other applicable payroll deductions.

Christopher J. Munyan.  Our employment agreement with Mr. Munyan provides that CSS will pay a severance benefit to Mr. Munyan if CSS terminates his employment other than for cause at any time prior to July 1, 2009, conditioned upon the execution and delivery of a release of claims by Mr. Munyan in favor of CSS and its affiliates. If applicable, the severance benefit would be equal to the greater of (a) one year of Mr. Munyan’s then-current annual base salary or (b) an amount equal to Mr. Munyan’s then-current annual base salary for the period from the effective date of such termination to July 1, 2009. If applicable, the severance benefits would be payable in equal installments coinciding with CSS’ normal payroll schedule (currently, semi-monthly) during the applicable severance period and would be reduced by any requisite tax withholdings and other applicable payroll deductions. Furthermore, the employment agreement provides that the severance payments will be reduced by any earnings and other compensation received by Mr. Munyan or accrued for his benefit for services rendered by him during the period commencing on the day following the one-year anniversary of his termination. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Munyan and in favor of CSS and its affiliates.

William G. Kiesling.  Our employment agreement with Mr. Kiesling provides that CSS will pay a severance benefit to Mr. Kiesling if CSS terminates his employment other than for cause at any time prior to July 27, 2008, conditioned upon Mr. Kiesling’s execution and delivery of a release of claims in favor of CSS and its affiliates. If applicable, the severance benefit would be equal to Mr. Kiesling’s then-current annual base salary, and it would be payable in equal installments, coinciding with CSS’ normal payroll schedule (currently, semi-monthly), over the course of one year.

Severance Pay Plan for Senior Management (“SPP”)

Members of the senior management of CSS and its subsidiaries may be eligible to receive severance payments and medical benefits under the SPP. Under the SPP, an eligible executive may receive severance payments and medical benefits if his or her employment is terminated by CSS or a CSS subsidiary that participates in the SPP (CSS and such participating subsidiaries are each referred to in this discussion as an “Employer”) unless such termination is “for cause” or due to the death or disability of the executive.

Under the SPP, any of the following may be a basis for termination “for cause”: violation of the Employer’s policies; insubordination; abuse of other employees; theft; dishonesty; criminal acts; wilful neglect of job responsibilities; significantly deficient job performance that reflects a wilful failure to follow the Employer’s communications regarding a required performance improvement; committing acts detrimental to the Employer, its affiliates, its employees or its customers; or engaging in a business or activity which is the same as, similar to, or competitive with that engaged in or developed for later implementation by the Employer.

Additionally, the SPP provides that unless otherwise determined by the Human Resources Committee, an executive would not be eligible to receive severance payments or medical benefits if: the executive voluntarily resigns or retires; the Employer discovers following the executive’s last date of employment that the executive engaged in conduct during or after the executive’s last date of employment that would support termination for cause; the executive’s employment is terminated after the executive was offered and refused to accept a comparable job (as defined in the SPP); or the executive qualifies for severance pay under an individual employment contract that exceeds the severance pay available to the executive under the SPP.

Under the SPP, the Human Resources Committee, in its sole discretion, has the right: to determine whether an employee satisfies the eligibility requirements for severance pay and medical benefits under the SPP; to award severance pay and medical benefits to a terminated employee not otherwise eligible under the SPP; to deny severance payments and medical benefits to an employee otherwise eligible under the terms of the SPP; to award severance pay and medical benefits to any terminated employee in a greater or lesser amount than provided for in the SPP; and/or to pay out benefits in a manner or on a schedule other than as provided for in the SPP.

Subject to the foregoing, if an eligible executive’s employment is terminated other than for cause or due to his or her death or disability, in the absence of any contrary determination by the Human Resources Committee, the executive will be eligible to receive severance payments based on his or her years of continuous service with CSS or any other Employer, in accordance with the following formula:

Years of Continuous Service	Number of Weeks of Severance Pay

0 up to 2 years	26
Over 2 years up to 5 years	39
Over 5 years	52 (the maximum allowance)

All severance payments under the SPP are paid in installments over the period of time reflected in the table above and according to the Employer’s normal payroll schedule. In order to receive severance payments under the SPP, an executive must execute and deliver a release of claims in favor of CSS and its affiliates. Severance payments will not commence until the release has been delivered and is no longer subject to any right of revocation by the executive. Severance payments under the SPP are determined based on the executive’s weekly rate of salary in effect on his or her last date of employment, excluding all extra pay, such as, but not limited to, incentive bonuses, commissions, car allowances or other allowances, Employer contributions to the Employer’s 401(k) plan and other deferred compensation arrangements and other Employer-paid benefits. Severance payments under the SPP are subject to all applicable federal, state and local tax withholding requirements.

Medical benefits under the SPP are available to an executive who both qualifies for severance payments under the SPP and elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Medical benefits under the SPP consist of payment by the Employer of a portion of the executive’s monthly COBRA premium, on the same basis as the Employer pays for a portion of medical insurance premiums for active employees, for the period that severance pay is provided to the executive under the SPP.

The table below shows the amount of severance payments and medical benefits that have been (and will be) provided to Mr. Erskine pursuant to his separation agreement. Additionally, this table shows the amount of severance payments and medical benefits that would have been provided to each named executive officer if: that executive’s employment had been terminated (other than for cause or due to death or disability) on March 31, 2007, the executive otherwise satisfied all conditions precedent to the receipt of severance payments and/or medical benefits and, in the case of benefits provided under the SPP, and the Human Resources Committee did not make a determination to increase or reduce the benefits otherwise provided for in the SPP:

	Severance Payments	Medical Benefits
Name	($)	($)

Christopher J. Munyan(1)	1,012,500	0
David J. M. Erskine(2)	468,000	21,291
Jack Farber(3)	400,000	32,329
Clifford E. Pietrafitta(3)	254,100	15,311
Scott M. Shea(3)	274,010	10,305
William G. Kiesling(4)	266,000	0

(1)	Reflects the aggregate amount of severance payments that would have been provided to Mr. Munyan in installments over the course of 27 months under his employment agreement, assuming that Mr. Munyan would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period beginning March 31, 2008 and ending July 1, 2009. The severance payments reflected in the table would be reduced by and to the extent of any such earnings or compensation.

The conditions applicable to such severance payments and the timing for such payments are described above under “Severance Agreements”. Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Munyan would not have received severance payments or medical benefits under the SPP.

(2)	Reflects the aggregate amount of severance payments and medical benefits actually provided (or to be provided) to Mr. Erskine under his separation agreement. The conditions applicable to such severance payments and medical benefits and the timing for such payments and benefits are described above under “Severance Agreements”.

(3)	Reflects the aggregate amount of severance payments and medical benefits that would have been provided under the SPP.

(4)	Reflects the aggregate amount of severance payments that would have been provided to Mr. Kiesling under his employment agreement. The conditions applicable to such severance payments and the timing for such payments are described above under “Severance Agreements”. Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Kiesling would not have received severance payments or medical benefits under the SPP.

Change of Control

All outstanding options to purchase CSS common stock that were held by executives of CSS as of March 31, 2007 were issued under either the 1994 Stock Plan or the 2004 Stock Plan. All stock options outstanding under the 1994 Stock Plan and the 2004 Stock Plan become exercisable upon the occurrence of certain change of control events specified in the respective plan documents, unless the Human Resources Committee determines otherwise. The events that would cause all outstanding stock options under the 1994 Stock Plan and the 2004 Stock Plan to become exercisable unless otherwise determined by the Human Resources Committee are generally as follows:

•	Under the 1994 Stock Plan: the sale or exchange of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; or a merger or consolidation involving CSS and another corporation; and

•	Under the 2004 Stock Plan: the sale or other disposition of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person that was not a CSS stockholder on August 4, 2004, the effective date of the 2004 Stock Plan, of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

If an event constituting a change of control under both the 1994 Stock Plan and the 2004 Stock Plan had occurred as of March 31, 2007, otherwise unexercisble stock options held as of such date by the following named executive officers would have become exercisable on such date, and the aggregate value of all such options becoming exercisable solely as a result of that event (and excluding the value of any options that were otherwise exercisable as of that date) would have been as follows, based on the difference between the closing market price of $37.48 per share on the last trading day of March 2007 and the respective exercise prices of such stock options: Mr. Munyan — $1,163,769; Mr. Pietrafitta — $148,778; Mr. Shea - $131,286; and Mr. Kiesling — $59,775. As of March 31, 2007, Messrs. Farber and Erskine did not hold any options to purchase CSS common stock.

Except as described above with respect to the 1994 Stock Plan and the 2004 Stock Plan, CSS does not have any agreements, plans or arrangements in place that provide for payments or benefits to CSS’ named executive officers upon the occurrence of a change of control.

Non-Qualified Supplemental Executive Retirement Plan

Vested balances in the Non-qualified Supplemental Executive Retirement Plans (“SERPs”) sponsored by CSS and its subsidiaries become payable as soon as administratively practicable following a participant’s last date of employment with CSS and its affiliates. The vested balances as of March 31, 2007 of the named executive officers in SERPs sponsored by CSS and its subsidiaries are set forth in the table under “Non-Qualified Defined Compensation — Fiscal 2007”, which begins on page 26. If any such executive’s employment with CSS and subsidiaries had terminated on March 31, 2007 for any reason, that executive’s vested balance, as reflected in that table, would become payable to him as soon as administratively practicable following his last day of employment.

DIRECTOR COMPENSATION — FISCAL 2007

Currently, each of our directors who is not a full time employee of CSS or its subsidiaries receives an annual fee of $25,000, as well as $1,000 for attendance at each Board and Board Committee meeting and for each consultation with management or another member of the Board or with a Board or Board Committee advisor or consultant pertaining to the activities of the Board or any Board Committee of which such director is a member, except that the fee for attendance at Board or Board Committee meetings or consultations held telephonically and of not more than one hour in duration is $500.00. In addition, the chairperson of the Human Resources Committee and the Nominating and Governance Committee each receive an additional annual fee of $5,000, and the chairperson of the Audit Committee receives an additional annual fee of $10,000.

Furthermore, each non-employee director is eligible to participate in the 2006 Stock Plan. The 2006 Stock Plan provides for the automatic grant to each non-employee director, on the last day on which our common stock is traded in each November through 2010, of nonqualified stock options to purchase 4,000 shares of CSS common stock at an exercise price per share equal to the closing price per share of CSS common stock on the date the stock options are granted. Accordingly, each non-employee director received an automatic grant of stock options to purchase 4,000 shares of CSS common stock on November 30, 2006 at an exercise price of $30.86 per share. Each option granted under the 2006 Stock Plan expires five years after the date the option was granted. Twenty-five percent of the shares underlying each stock option grant become exercisable on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the option.

The table below provides information regarding the compensation paid to each member of our Board, other than members who are also executive officers of CSS, for the fiscal year ended March 31, 2007.

	Fees Earned	Option	All Other
	or Paid in Cash	Awards(1)	Compensation	Total
Name	($)	($)	($)	($)

Scott A. Beaumont	34,000	24,992	0	58,992
James H. Bromley	52,000	53,402	0	105,402
Leonard E. Grossman	47,833	53,402	0	101,235
James E. Ksansnak	47,500	53,402	0	100,902
Rebecca C. Matthias	38,000	47,378	0	85,378

(1)	The amount in the “Option Awards” column is equal to the dollar amount of stock option compensation cost recognized for financial statement purposes under SFAS No. 123R, after adjusting, in accordance with SEC regulations, to disregard the estimate of forfeitures related to service-based vesting conditions. Accordingly, the amount in this column reflects stock option expense associated with stock options granted during fiscal 2007 and stock options granted in prior fiscal years. Assumptions used to determine the amount of stock option expense recognized under SFAS No. 123R are set forth in Note 5 to CSS’ consolidated financial statements included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2007. The grant date fair value of stock options granted in fiscal 2007 to the directors listed above was $42,640 per director, computed in accordance with SFAS 123R using the assumptions described in Note 5 to CSS’ consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

As of March 31, 2007, the aggregate number of shares underlying outstanding stock options held by the directors listed in the table above were as follows:

Shares Underlying
Director	Outstanding Options

Scott A. Beaumont	10,000
James H. Bromley	52,000
Leonard E. Grossman	58,000
James E. Ksansnak	22,000
Rebecca C. Matthias	22,000

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND THEIR ATTENDANCE AT THE ANNUAL MEETING

The Audit Committee of the Board engaged KPMG LLP (“KPMG”) as CSS’ independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2007. A representative of KPMG is expected to attend the Meeting. This representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to stockholders’ questions.

The audit fees billed by KPMG for each of our fiscal years ended March 31, 2007 and March 31, 2006, and fees billed by KPMG for other services in each of those fiscal years, were as follows:

Type of Fee	2007	2006

Audit Fees	$1,200,000	$1,165,000	(1)
Audit-Related Fees	—	—
Tax Fees	$186,832	$75,513
All Other Fees	—	—

	$1,386,832	$1,240,513

(1)	Includes $50,000 billed following publication of the Company’s proxy statement for the 2006 Annual Meeting of Stockholders.

Audit Fees

Audit fees were paid for the audit of CSS’ annual consolidated financial statements, the audit of CSS’ internal control over financial reporting and CSS management’s assessment of the effectiveness of its internal control over financial reporting and the reviews of CSS’ consolidated financial statements included in CSS’ Quarterly Reports on Form 10-Q.

Audit-Related Fees

There were no audit-related fees paid in 2007 or 2006.

Tax Fees

Tax fees of $186,832 and $75,513 were paid for tax compliance and tax consulting in 2007 and 2006, respectively. Such compliance services included assistance with tax return preparation.

All Other Fees

There were no fees paid in 2007 or 2006 for products and services provided by KPMG other than the services referred to above.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors who are independent as determined in accordance with applicable SEC rules and NYSE rules relating to governance and operates under a written charter adopted by the Board.

Management is responsible for preparation of CSS’ consolidated financial statements, maintaining effective internal control over financial reporting, compliance with laws and regulations and ethical business conduct. The independent accountants are responsible for performing an independent audit of CSS’ consolidated financial statements in accordance with applicable auditing standards and for expressing an opinion on the conformity of those financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position, results of operations and cash flows of CSS. The independent accountants are also responsible for performing an audit (in accordance with applicable auditing standards) of, and expressing an opinion on, management’s assessment of CSS’ internal control over financial reporting and the effectiveness of CSS’ internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and the independent accountants.

Management has represented to the Audit Committee that CSS’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee has also considered the results of management’s assessment of the effectiveness of internal controls over financial reporting, and it has held discussions with management and the independent accountants concerning such results. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. CSS’ independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with the independent accountants that firm’s independence.

The Audit Committee meets with CSS’ internal audit staff and its independent accountants, with and without management present, to discuss the results of their examinations, the evaluations of CSS’ internal controls, and the quality of CSS’ financial reporting.

Based upon the Audit Committee’s review of the consolidated financial statements and discussions with management, internal audit staff and the independent accountants described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the SEC.

AUDIT COMMITTEE
Leonard E. Grossman, Chairman
James H. Bromley
James E. Ksansnak

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2007 were made on a timely basis, except as follows: Ellen B. Kurtzman filed a Form 4 report one business day late.

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at the 2008 Annual Meeting of Stockholders must be received by us on or before February 19, 2008 in order to be considered for inclusion in the proxy statement relating to such meeting. If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the 2008 Annual Meeting of Stockholders, and the proposal is received by us on or before May 5, 2008, we will provide information in the proxy statement relating to that meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board intend to exercise their discretion to vote on the matter.

BY ORDER OF THE BOARD OF DIRECTORS

CSS INDUSTRIES, INC.

By:	Michael A. Santivasci,
Secretary

Philadelphia, Pennsylvania
June 19, 2007

ANNUAL MEETING OF STOCKHOLDERS OF
CSS INDUSTRIES, INC.
August 2, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

20700000000000000000 1	080207

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:
☐		NOMINEES:
	FOR ALL NOMINEES	¦	Scott A. Beaumont
		¦	James H. Bromley
☐	WITHHOLD AUTHORITY	¦	Jack Farber
	FOR ALL NOMINEES	¦ ¦	Leonard E. Grossman James E. Ksansnak
☐	FOR ALL EXCEPT (See instructions below)	¦ ¦	Rebecca C. Matthias Christopher J. Munyan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CSS INDUSTRIES, INC.
     The undersigned hereby appoints James H. Bromley, Rebecca C. Matthias and Leonard E. Grossman, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, PA 19103, on Thursday, August 2, 2007, at 9:30 a.m. (local time) and any adjournments thereof.
     This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder and in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. With respect to the election of directors, if directions are not provided by the undersigned stockholder, this Proxy will be voted “FOR ALL NOMINEES” for election to the Board of Directors.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY
ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side)

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